Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO 520-747-6600	Alison Ziegler 212-554-5469

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q2 2011 Results

In Line With Expectations

Second Quarter Highlights:

*	Revenue rises 6% on top of last year’s second quarter gain of 16%
*	Diluted EPS of $0.36, a penny ahead of revised forecast
*	Net cash provided by operations totaled $9.2 million
*	LogistiCare continues to win new and incumbent contracts

TUCSON, ARIZONA — August 8, 2011 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the second quarter ended June 30, 2011.

For the second quarter of 2011, the Company reported revenue of $235.3 million, an increase of 5.8% from $222.3 million for the comparable period in 2010. Revenue from Providence’s non-emergency transportation (NET) services segment grew 6.7% to $142.0 million in the second quarter from $133.1 million in the prior year period. Revenue from the social services segment increased 4.6% to $93.3 million, up from $89.2 million in the second quarter of 2010.

Net income was $4.9 million, or $0.36 per diluted share, in the second quarter of 2011. This compares to net income of $7.3 million, or $0.54 per diluted share, in the second quarter of 2010. The Company benefitted from a $1.7 million quarter over quarter decline in interest expense as a result of refinancing its senior credit facility in the first quarter of 2011.

Providence’s direct client census was approximately 59,100 at June 30, 2011, compared to approximately 58,100 at December 31, 2010 and 60,700 at June 30, 2010. Year over year census was negatively impacted by a decline, primarily in workforce development, due to our non-renewal of one contract. The Company had approximately 9.6 million individuals eligible to receive services under its NET contracts at June 30, 2011 compared to approximately 8.2 million at December 31, 2010 and approximately 8.0 million at June 30, 2010. Direct contracts numbered 647 at June 30, 2011 up from 633 at June 30, 2010.

For the first six months of 2011, the Company reported revenue of $463.1 million, an increase of 4.5% from $443.3 million in the first six months of 2010. Revenue from Providence’s NET services segment grew 5.8% to $280.9 million in the first half of 2011 from $265.6 million in the prior year period. Revenue from the social services segment increased 2.5% to $182.2 million, up from $177.7 million in the first half of 2010.

Net income was $9.3 million, or $0.70 per diluted share, in the first half of 2011 and included a non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees of its senior credit facility. Net income was $16.4 million, or $1.19 per diluted share, in the first half of 2010.

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64 E. Broadway Blvd. • Tucson, Arizona 85701 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

At June 30, 2011, the Company had unrestricted cash and cash equivalents of $54.2 million. During the first half of 2011, the Company generated a total of $21.9 million in cash from operations. At June 30, 2011, the Company had long term liabilities of $179.1 million, down from $184.5 million at December 31, 2010 and $190.3 million at June 30, 2010.

“Our second quarter 2011 results are consistent with our revised forecast,” stated Fletcher McCusker, Chairman and CEO. “We have completed the social services contract renewal cycle with substantially all contracts renewed and with relatively stable rates. The NET segment is more competitive than ever and while we are pleased with our new wins, they have come with lower margins. We won the incumbent contract in Virginia, our second largest contract, and recently added a new state-wide NET services contract in Wisconsin and our bid was accepted and we are currently negotiating for a large state regional contract as part of a competitive procurement. Due to start up expenses, the two new contracts are not expected to be profitable in 2011.”

Guidance

Providence anticipates revenue for 2011 of between $933 and $943 million and earnings per diluted share of between $1.29 and $1.33 after including the non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees of its senior credit facility. In 2010, Providence reported revenue of $879.7 million and diluted earnings per share of $1.78.

In the third quarter of 2011, we anticipate revenue to be in a range of $230 to $235 million, with the addition of the NET services contract in Wisconsin. Diluted earnings per share for the third quarter is forecasted to be between $0.23 and $0.25 given the seasonal slowdown in our school based business. This compares to revenue of $217.2 million and diluted earnings per share of $0.22 in the third quarter of 2010.

For the fourth quarter of 2011, revenue is anticipated to be in the range of $240 to $245 million, with the addition of our newest NET services state regional contract award, and diluted earnings per share is forecasted to be between $0.36 and $0.38. This compares to revenue of $219.3 million and diluted earnings per share of $0.33 in the fourth quarter of 2010.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Tuesday, August 9, 2011, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 680-0890 or for international callers (617) 213-4857 and by using the passcode 77538181. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PBY6KKADW. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until August 16, 2011 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 31282673.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate institutional beds, treatment facilities or hospitals, preferring to provide social services in the client’s own home or other community setting. It provides its non-emergency transportation services management through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 59,100 clients through 647 active contracts at June 30, 2011, with an approximate 9.6 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

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Providence Service Corporation

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Home and community based services	$81,336	$76,550	$158,580	$153,015
Foster care services	8,669	9,272	16,920	18,008
Management fees	3,335	3,385	6,680	6,680
Non-emergency transportation services	141,970	133,113	280,936	265,577

	235,310	222,320	463,116	443,280
Operating expenses:
Client service expense	77,405	73,864	150,219	147,508
Cost of non-emergency transportation services	132,227	116,562	258,336	230,050
General and administrative expense	12,413	11,780	24,337	22,567
Depreciation and amortization	3,329	3,126	6,577	6,253

Total operating expenses	225,374	205,332	439,469	406,378

Operating income	9,936	16,988	23,647	36,902

Other (income) expense:
Interest expense	2,331	4,067	6,062	8,442
Loss on extinguishment of debt	—	—	2,464	—
Interest income	(49)	(56)	(108)	(127)

Income before income taxes	7,654	12,977	15,229	28,587
Provision for income taxes	2,799	5,700	5,905	12,203

Net income	$4,855	$7,277	$9,324	$16,384

Earnings per share:
Basic	$0.37	$0.55	$0.70	$1.24
Diluted	$0.36	$0.54	$0.70	$1.19
Weighted-average number of common shares outstanding:
Basic	13,235,837	13,192,592	13,229,238	13,179,759
Diluted	13,321,398	14,965,304	13,320,957	14,950,867

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Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$54,166	$61,261
Accounts receivable, net of allowance of $5.5 million in 2011 and $5.3 million in 2010	78,638	76,112
Management fee receivable	4,593	5,840
Other receivables	2,653	3,930
Restricted cash	6,033	7,314
Prepaid expenses and other	22,670	15,478
Deferred tax assets	661	1,633

Total current assets	169,414	171,568
Property and equipment, net	23,678	16,401
Goodwill	113,839	113,783
Intangible assets, net	62,672	66,442
Restricted cash, less current portion	10,634	9,080
Other assets	9,255	9,659

Total assets	$389,492	$386,933

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$10,000	$18,113
Accounts payable	3,870	2,888
Accrued expenses	35,552	33,551
Accrued transportation costs	44,267	41,869
Deferred revenue	3,249	5,374
Reinsurance liability reserve	13,379	11,898

Total current liabilities	110,317	113,693
Long-term obligations, less current portion	157,524	164,190
Other long-term liabilities	10,876	8,721
Deferred tax liabilities	10,710	11,580

Total liabilities	289,427	298,184
Commitments and contingencies

Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,617,249 and 13,580,385 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	174,277	172,540
Retained deficit	(69,177)	(78,501)
Accumulated other comprehensive loss, net of tax	(575)	(881)
Treasury stock, at cost, 623,576 and 619,768 shares	(11,435)	(11,384)

Total Providence stockholders’ equity	93,104	81,788
Non-controlling interest	6,961	6,961

Total stockholders’ equity	100,065	88,749

Total liabilities and stockholders’ equity	$389,492	$386,933

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Six months ended June 30,
	2011	2010
Operating activities
Net income	$9,324	$16,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,721	2,403
Amortization	3,856	3,850
Amortization of deferred financing costs	955	1,241
Loss on extinguishment of debt	2,464	—
Provision for doubtful accounts	1,534	3,037
Deferred income taxes	(123)	603
Stock based compensation	1,809	379
Excess tax benefit upon exercise of stock options	(3)	(53)
Other	384	(82)

Changes in operating assets and liabilities:
Accounts receivable	732	(3,323)
Management fee receivable	1,247	79
Other receivables	1,282	(3,229)
Restricted cash	(34)	(46)
Prepaid expenses and other	(7,610)	(5,811)
Reinsurance liability reserve	3,468	2,548
Accounts payable and accrued expenses	(640)	5,229
Accrued transportation costs	2,398	3,102
Deferred revenue	(2,128)	(1,572)
Other long-term liabilities	228	14

Net cash provided by operating activities	21,864	24,753

Investing activities
Purchase of property and equipment, net	(6,530)	(4,243)
Acquisition of businesses, net of cash acquired	(6,463)	—
Restricted cash for contract performance	1,426	(3,161)
Purchase of short-term investments, net	(58)	(63)

Net cash used in investing activities	(11,625)	(7,467)

Financing activities
Repurchase of common stock, for treasury	(51)	—
Proceeds from common stock issued pursuant to stock option exercise	33	278
Excess tax benefit upon exercise of stock options	3	53
Proceeds from long-term debt	110,000	—
Repayment of long-term debt	(124,780)	(14,664)
Debt financing costs	(2,606)	(13)
Capital lease payments	(8)	(6)

Net cash used in financing activities	(17,409)	(14,352)

Effect of exchange rate changes on cash	75	47

Net change in cash	(7,095)	2,981
Cash at beginning of period	61,261	51,157

Cash at end of period	$54,166	$54,138

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